UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2004

Maytag Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-655	42-0401785
(Commission File Number)	(IRS Employer Identification No.)

403 West Fourth Street North, Newton Iowa	50208
(Address of Principal Executive Offices)	(Zip Code)

(641) 792-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 6, 2004, the Compensation Committee of the Board of Directors of Maytag Corporation (“Maytag”) adopted the Maytag Corporation Deferred Compensation Plan II (As Adopted Effective December 1, 2004) (the “Deferred Compensation Plan”) and the Maytag Corporation Supplemental Retirement Plan II (the “SERP,” and together with the Deferred Compensation Plan, the “Plans”).

•	Why did Maytag adopt these new Plans? On Friday, October 22, the President signed the American Jobs Creation Act of 2004 (the “Jobs Act”), which added a new Section 409A to the Internal Revenue Code (the “Code”). The new law changes the operation and taxation of nonqualified deferred compensation arrangements for amounts that are deferred or become vested on or after January 1, 2005. As a result, Maytag, like many other companies, adopted new plans that reflect relatively minor changes from the prior plans to comply with the new law. The Plans do not result in any substantive change in the compensation or benefits available to Maytag employees, officers or directors. The Plans apply to a broad category of Maytag employees, which consists of all director-level employees and above.

•	What are the material terms of the Plans? The material terms of the Plans are substantially similar to the plans they replace. A brief summary of the terms of the Plans is provided below. The Plans are also filed as exhibits to this Form 8-K. The obligations of Maytag under the Plans are unsecured general obligations to pay in the future the balance of the deferred compensation accounts or accrued benefits, as the case may be, pursuant to the terms of the Plans.

•	Deferred Compensation Plan II. Certain employees of Maytag and non-employee directors who serve on the Board of Directors of Maytag are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows eligible employee participants to annually defer up to 75% of their base salary, up to 90% of their annual incentive (“ICP”), up to 90% of their performance incentive award (“PIAP”) and up to 90% of their executive economic profit plan payments (“EEPP”). The Deferred Compensation Plan allows non-employee directors on Maytag’s Board of Directors to annually defer up to 100% of their fees and retainer. Employees who hypothetically invest their deferrals in the Maytag stock fund may be eligible to receive a 10% matching contribution in Maytag stock units, which is designed to encourage Maytag stock performance. Each participant must allocate amounts credited to his or her deferred compensation account among various investment funds, which includes a Maytag stock fund. Amounts deferred may be distributed, as more specifically described in the Deferred Compensation Plan, during the participant’s employment or in connection with retirement, disability, death or other termination of employment. The Deferred Compensation Plan provides for payment in a lump sum or, in certain circumstances, in annual installments, as elected by the participant.

•	SERP II. Certain employees of Maytag are eligible to participate in the SERP. The SERP automatically provides eligible employees supplemental pension benefits. Participants in the traditional pension formula under Maytag’s qualified retirement plan will be entitled to receive a single-life annuity with monthly payments calculated in accordance with the SERP. The payments will begin after the participant’s separation from service or retirement in accordance with the specific terms of the SERP and will be paid in the form of either a life annuity, which results in monthly payments to the participant during his or her life, or a joint and survivor annuity, which results in monthly payments to the participant during his or her life and then to the participant’s designated beneficiary after the participant dies. Participants in the cash balance formula under Maytag’s qualified retirement plan will be entitled to receive a lump-sum payment calculated in accordance with the SERP. The payment will be made after the participant’s separation from service in accordance with the specific terms of the SERP.

•	Compliance with the Jobs Act. The Plans are intended to comply with the Jobs Act, and the provisions of the Plans will be construed in a manner consistent with the requirements of such section of the Code. Maytag intends to amend the Plans, to the extent necessary, to comply with guidance that the United States Department of Treasury is expected to issue with respect to Section 409A of the Code.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the adoption of the new Plans described under Item 1.01 above, Maytag is freezing the prior plans that were replaced by the new Plans. The prior plans were “grandfathered” under the Jobs Act and are not affected by the new law so long as they are not materially modified.

•	Effective December 31, 2004, the Directors Deferred Compensation Plan and the Maytag Corporation Deferred Compensation Plan I (as adopted effective January 1, 2003) (As amended January 17, 2003) were suspended with respect to new deferrals; however, such plans will continue to operate for the purpose of administering amounts deferred and vested under those plans on or prior to December 31, 2004.

•	Effective December 31, 2004, the Maytag Corporation Supplemental Retirement Plan I (As Amended and Restated Effective July 1, 2003) was suspended with respect to new accruals; however, the plan will continue to operate for the purpose of administering benefits that accrued and vested under such plan on or prior to December 31, 2004.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

Exhibit	Description
1.01 (A)	Maytag Corporation Deferred Compensation Plan II (As Adopted Effective December 1, 2004).

1.01 (B)	Maytag Corporation Supplemental Retirement Plan II (As Adopted Effective December 1, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAYTAG CORPORATION

Date: December 10, 2004	By:	/s/ George C. Moore
	Name:	George C. Moore
	Title:	Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing
1.01(A)	Maytag Corporation Deferred Compensation Plan II (As Adopted Effective December 1, 2004).	Filed with electronic submission.

1.01(B)	Maytag Corporation Supplemental Retirement Plan II (As Adopted Effective December 1, 2004).	Filed with electronic submission.